Exhibit 99.3

Company:Advanced Forming Technology

Conference Title:ARC Group Q2 2018 Earnings Call

Conference ID:8205015

Moderator:Dale Karasek

Date:February 9, 2018

Operator:  Good afternoon and welcome to the ARC Group Worldwide Conference call.  Today's call is being recorded.  With me on the call is Drew Kelley, ARC's Interim CEO, and Brian Knaley, ARC's CFO.  Before we begin the formal discussion, I would like to turn the call over to Mr. Kelley to make a statement regarding forward-looking information.

Drew Kelley:  Good afternoon everyone and thank you for taking the time to join our call. As most are aware, this call will contain forward-looking statements as defined by federal securities laws. Forward-looking statements are indicated by words such as expect, anticipate, plan, believe and similar words concerning future events.  All future events are inherently uncertain and actual outcomes may differ materially. We do not guarantee future performance and past performance is not necessarily indicative of future results. Further, we undertake no obligation to update our forward-looking statements. We encourage you to review the risks that we face and other information about our company in our filings with the SEC including our annual report on Form 10-K and quarterly report on Form 10-Q and our current reports on Form 8-K, all of which can be found on our website. Please note that during the call all financial measures presented will be non-GAAP unless otherwise indicated.

Before we begin today's call, I'd like to explain the limited advanced notice we were able to provide regarding today's earnings call. As most are aware, the company is currently pursuing a rights offering.  In connection with this transaction, we've been in active dialog with the SEC and the sequencing of certain events left us with a very small window available for this call. One which we were only able to finalize within the past 24 hours. We will provide a brief update on the rights offering later in the call, but we appreciate your understanding in this matter and apologize for the short notice.

Now, let me formally introduce Brian Knaley who joined ARC as its new CFO at the end of November. As previously announced, Brian is a highly experienced financial executive with a diverse knowledge of accounting, finance, mergers and acquisitions, and operations management.  I can tell you Brian has already hit the ground running. We're happy to have him onboard.  Brian, please go ahead.

Brian Knaley:  Thanks, Drew. The company earlier today announced results for our second quarter ended December 31, 2017.  Revenue from continuing operations was $18.3 million, a decline from $27.0 million in the prior year period. As with recent results, the primary driver of the decline was Colorado MIM and plastics operations given reduced volumes associated with firearm and defense customers.  Additionally, we also experienced a modest revenue decline at our Florida MIM facility as a new medical product launch was impacted by customer issues.  Overall, we believe the plastic and MIM markets which we serve are stabilizing with select customers returning toward traditional normalized revenue levels.

Revenue at our Stamping facility declined by $1.1 million relative to the prior year period.  Principally driven by the roll-off of expiring platforms in the automotive sector.  However, we believe the division to be well-positioned for improved financial performance throughout fiscal 2018, given anticipated new product launches and a growing overall sales pipeline.

Turning to our metal 3D operations, we had sales in excess of $925,000 in the quarter which was a 63% increase over prior year. The results also represent record quarterly revenue for 3D metal technologies.

Turning back to overall consolidated results for the quarter, lower production volumes and a planned, targeted inventory reduction initiatives impacted the company's operational efficiency during the quarter. As gross profit from continuing operations was a negative $0.4 million compared to a positive $4.5 million for the prior year period. In particular, as part of the company's plan to reduce inventory levels to improve cashflow and match current market conditions. The company reduced selected inventory by $0.7 million within certain business units comprising the Precision Components Group.  This reduction in inventory resulted in a correspondingly similar increase in expense recognition negatively impacting gross profit by $0.7 million in the quarter or 16.2% of the overall decrease in gross margin.

Further, the inventory initiatives also resulted in a significant reduction in production hours at associated facilities during the quarter. In particular Colorado MIM recorded a 50% decrease in production hours compared to the prior year, which further affected profit due to a reduction in ongoing cost absorption.  Selling, general and administrative expenses for the fiscal second quarter 2018 declined to $3.6 million a decrease from $4.7 million in the prior year period.  Expense reductions were primarily attributable to the company's ongoing cost review and elimination initiatives.

EBITDA from continuing operations for the fiscal second quarter of 2018 was a loss of $1.2 million. This decline relative to the prior year was primarily driven by the previously discussed lower production, revenue and the resulting lower gross profit.  And finally, overall fiscal second quarter 2018 net loss was $4.3 million compared to a net loss of $0.7 million in the fiscal second quarter of 2017.

Finally, as Drew mentioned previously, some of you may be aware we have just initiated our $10.0 million rights offering that has been registered with the US Securities and Exchange Commission. The rights offering is fully backstopped by commitments from our largest shareholder and several other shareholders, thus we plan to raise the full $10.0 million.  The record date was set at the close of business on February 6, 2018.  And the subscription price was set at $2.00 per share.  The registration statement containing the prospectus for the rights offering was declared effective by the SEC this afternoon, February 9, 2018. The expiration date of the rights offering will be February 25, 2018.

We expect to receive the proceeds from the rights offering during the course of the week of February 26. Please note importantly the rights offering securities may be offered and sold only pursuant to the offering prospectus included within the effective registration statement.   A copy of the prospectus forming a part of the registration statement may be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting our subscription agent for the rights offering Broadridge Corporate Issuer Solutions at toll free 855-793-5068.  The rights will be issued to the holders of the company's common stock as of the record date, February 6, 2018.

This announcement shall not constitute an offer to sell or solicitation of an offer to buy nor shall there be any sales of any rights offering securities in any jurisdiction in which such offer solicitation or sale would be unlawful to the registration or qualification under the securities laws of any such jurisdiction.  I will now turn it back over to Drew.

Drew Kelley:  Thanks, Brian. To begin my commentary, I'm certain that there are many people outside of ARC who would view our quarterly results from a glass half empty perspective. On the contrary, while we're certainly not satisfied with the financial results by any means, the company made significant operational progress during the quarter.  Furthermore it's these tough operational changes which lay the groundwork for improving financial performance going forward. Overall management is keenly focused on our objectives to returning the company's profitability and improving cashflow by driving product revenue, increasing operational efficiency, and improving the balance sheet.

Among more significant accomplishments this quarter, we refocused our sales approach and realigned our sales resources accordingly.  While we expect the company's topline outlook to stabilize and begin to improve during the balance of our fiscal year, these changes were designed to better align our engineering and technical sales capabilities in order to drive incremental revenue from existing customers and on existing product parts.  Let me, again, reiterate and emphasize our strategy:  To drive incremental revenue from existing customers and on existing production parts.

While our new product pipeline is important, and I will speak later in the call with some developments there, new part development has been for far too long the sole focus of our company.  When, in fact, there are plenty of other more achievable near-term opportunities to increase sales.  For example, why not seek to produce a greater share of production parts who are dual sourced or to look to produce plastic parts when MIM opportunities are limited with a certain customer.  In summary, these changes are designed to emphasize all facet of sales not simply our traditional focus on new part sales.

Similarly, while we're encouraged by improving outlook on many of our customers in the firearms sector, we need to improve our revenue diversification. As such, we reallocated sales resources to drive growth in other key markets specifically the medical and aerospace industries, two important areas of growth for both our 3D and MIM businesses.  Overall while these initiatives are still in the early stages, we are already receiving positive reviews from our customers.  And furthermore, once they take hold and given our recent cost reduction initiatives, we expect flow through from increased sales to impact the bottom line with greater efficiency going forward as revenue levels return to historic normalized levels.

Now of course, onto firearms. In general, in the second half of our recently completed second quarter, we started to see some indications of an improvement within this sector.  Our takeaway from these limited data points was that certain firearm manufacturers particularly those focusing on innovation and those launching new products were starting to see a pickup in sales.  Following the Shot Show in Las Vegas two weeks ago, we believe these conclusions remain true.

Overall, we had good interest at that conference with several of our key customers in the defense and firearm market. While I don't want to be interpreted as portraying widescale or overnight recovery in this market, there are several reasons to be encouraged. Furthermore, our participation in several of the leading new product launches provides even more reason for encouragement.  As this remains a fluid situation, I'm going to refrain from providing specific guidance at this point, other than to suggest what we are working on is a pathway which we can achieve and execute which will allow us to return to firearm revenue levels for our company consistent with our fiscal 2015 results.

Going back to new product pipeline, I'm also pleased to report that I am seeing progress with several new platforms as they approach the product launch.  In particular, there are several key platform opportunities in the aerospace, medical, firearm and turbo charger markets that are coming online in the coming months.  Notably, some of these opportunities have been in development for several years when you factor in the alloy development aspects of the new launches.  While we cannot guarantee success of these products from a consumer acceptance perspective, we believe the time and investment to date has been warranted as these new platforms have the potential to generate significant recurring revenue streams for our company.

Reiterating my earlier comments, however, I'm reluctant to place too much emphasis on this aspect of our business or ascribe a dollar figure to the new sales pipeline at this time, as I believe there are equally important other aspects to drive sales growth and, as we've learned, the development and successful launch of MIM parts is quite simply complex and time consuming.  That being said, we do see progress on a revenue outlook generally and I'm personally very encouraged by the direction our company is headed.

Finally, I'd like to briefly follow up on the inventory reduction initiatives underway at the company.  As Brian mentioned earlier, throughout the six months of the fiscal year to date, we've undergone a targeted reduction in inventory levels at certain facilities.  These are generally associated with firearm parts.  The targeted reduction served to right size our balance sheet but also served to generate cash for the company.  Obviously, the plan had a direct unfavorable impact on our gross profit, EBITDA, and other financial metrics just in the second quarter, but we believe the decision to be the correct one for the company.

Going forward, we expect to execute similar inventory reductions in the third and fourth quarters as we continue to move forward with this optimization plan.  However, we believe that the negative P&L impacts will be lessened as our other facilities begin to ramp up and build inventory as the product of growing demand and new product launches.

Overall, with the earlier cost eliminating initiatives, we believe the inventory reduction plan to be in the company's best operational and financial interests and that both programs will start to demonstrate their effectiveness in the company's upcoming financial results.

Having said all this, I appreciate everyone's time and we'll now open for questions.

Operator:  Thank you. If you would like to ask a question, please signal by pressing Star 1 on your telephone keypad.   If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, press Star 1 to ask a question.  I will pause for just a moment to allow everyone an opportunity to signal.  And we'll take our first question from (Ralph Wale) with R. Wale Investment Management.

(Ralph Wale):  Hi, Drew.  You talked about new product launches and, you know, it sounds good, but could you just elaborate a little bit in what areas these new product launches might be taking place?

Drew Kelley:  Certainly, I think when we talked about the greatest opportunity we're talking about MIM and plastic generally speaking.  And what we're looking at is a wide portfolio of opportunities that, again, candidly have been in development for at least a year and a half in many cases, if not longer. So we're excited first and foremost as we're finally coming to a point where we can launch these products after a long development gestation period if you will.  Specifically there are opportunities at nearly all of our facilities, Colorado, Florida, and Hungary. And it's in a number of different industries including aerospace with some very leading participants in that market. Again, with firearms there's still a great opportunity for us. And in particular with some of the firearm opportunities there are not just simply a part or several parts, but multiple parts including MIM and plastic.

For the reasons we discussed as well as the more recent data points we've seen at the Shot Show, we do think that these are opportunities will be well received by the market for which there is a suitable amount of demand and we're eager to participate or partner with these OEMs to launch it. At the same time, we have new opportunities in Florida in medical devices which, again, along with aerospace is one of our primary focuses for revenue growth in terms of segments and industries.

And finally, what gives us some comfort as we work through our struggles in Colorado and firearms, I note that Hungary is coming back and coming back relatively robustly. A product of launching products in the auto and specifically the turbo charger market.  The reason I say this is, again, not too long ago they were struggling with similar consumer demand issues and other things of that nature that left us in a situation that appeared somewhat dire.  Nonetheless, we were able to right-size the cost structure and we've been able to secure, again, this product development opportunity along with others.

So as a general comment, again, many of these products are either launching as we speak or launched in the late second quarter December 2017 period. This isn't to suggest that the run rate volumes are immediate. But again, they are significant. And as a general comment, the products that I'm speaking about are opportunities which if well received by consumers, and similar, have the opportunity to produce on a run rate basis several hundred thousand dollars per year if not several millions of dollars per year.  Again, only time will tell and this is more of a, in many cases, fiscal or calendar '19 opportunity. But nonetheless they will start to have a growing impact on our financial results and for that we are generally excited about the opportunities.

(Ralph Wale):  You mentioned firearms, what about the defense area or aerospace area? What kind of new products do you have there?

Drew Kelley:  When I speak firearms, there's generally two aspects, again, defense and of course the sporting or sportsman consumer aspect. With a lot of these new platforms that we are launching with our firearm partners, there are two aspects, again, those consumer and more professional government defense aspects.  That's leading us to be both excited about the overall potential and the fact that from elasticity perspective, the government opportunities tend to be a little more robust or at least less beholden to the volatile consumer market.

So again, within this segment there are several different opportunities with several different OEMs in the space for which we, again, are generally encouraged by the recent developments and the opportunities to place them both in the consumer and in the government markets. Again, as you mentioned aerospace, we are really starting to see some inflection points in terms of expectance by aerospace and other companies in that ecosystem of not only 3D and metal 3D in particular, but of MIM. So we've had literally dozens of individuals from a specific organization or two who've come to learn in our MIM schools and our 3D schools about not only the process itself but how ARC and its holistic solutions can manage its development opportunities for these customers.

So again, these are opportunities which are still exploratory in some cases, but in other cases are starting to lead to opportunities in both the commercial and defense markets, in commercial aircraft applications both in engines and things of that nature, as well as in the more defense-oriented aspects of the sector. So one of the key opportunities for us and one of the reasons we're considering or have considered the rights offering is being able to have greater drive power to execute on that and to facilitate growth on our 3D ventures with our new facility and the roll-out there.  We anticipate having a dedicated, really a building within a building, that will allow us to facilitate some development and production of top secret or similar type parts for aerospace and government oriented entities. That's a tremendous opportunity and one we're very excited about. Still on the come if you will, but nonetheless we're moving in that direction with great efficiency.

Operator:  Once again that is Star 1 to ask a question.  (Ralph) your line is open.

(Ralph Wale):  Hello?

Drew Kelley:  We can hear you, (Ralph).

(Ralph):  Is my line open?

Drew Kelley:  Do you have any other questions?

(Ralph Wale):  Yeah, I do. I guess I'm the only one asking questions.  I was waiting.  Can you just tell me about the 3D facility that you have and the 3D capability? Do you have that because it was a planned thing to have to make your metal and plastic injection molding business a significantly better business? Is it very complementary? And also will you be looking to produce in this facility molds for your business or will you be looking to do prototype and/or end product manufacturing like, for example a proto lab might be doing?

Drew Kelley:  Well (Ralph) several questions there so let me attempt to answer them in a slightly different order.  Unequivocally, our view on 3D is such that we view metal 3D as both complementary and synergistic to our MIM business.  At the same time, we do view metal 3D production not just simply prototyping but full production as a viable business model and a significant market opportunity.  For that reason, we believe that our metal 3D business is on a standalone basis, an incredibly attractive opportunity for us.

The reason we've been able to achieve our successes to date, however, really is a product of the fact that at the end of the day, while some of my colleagues that aren't financially have a background like myself may disagree with this statement, it's essentially very similar, in that our MIM technology takes powdered metal and using a laser or a similar process, we're essentially sintering metal as we've been doing with MIM for almost 30 years.  It's that metallurgical expertise, the knowledge of how the process interacts and performs. It's allowed us to really, I think, be in a level of understanding when it comes to metal 3D that few can offer.

So again, our view for metal 3D is not only production and prototyping, but it allows us again to be that full holistic supplier to our customers both existing customers and future new customers. And for that reason, that was the investment and our continued focus on it.

Now at the same time as you mentioned, one of the more important aspects of 3D is the ability to offer conformal tooling.  And that in particular has significant advantages for our metal business, as well as our general speed to market.  So that in and of itself is something that we are refocusing on and dedicating resources to because we do believe that it allows us to be, again, a step ahead of our competitors. For that reason, we believe that the combined package of our metallurgical expertise, the fact that we have size, scale, multiple facilities and the like, really make this an attractive opportunity and one that almost sells itself to a certain extent with our customers.

As it relates to our customer base and some of the companies you may have mentioned, again, we view ourself as a company that is best suited providing a number of different parts in higher volumes to a concentrated but targeted customer database. And by that I mean we believe the best opportunity for us is not to have literally millions of customers we produce one part for, but a handful of customers, a diversified customer base for which we produce a series of recurring revenues and by emphasizing, again, the value proposition that we can bring to customers both in terms of quality and economics. We believe that really will facilitate not just periodic relationships but long-term substantial customer relationships. Did that generally answer your questions or what other items might I have missed?

(Ralph Wale)Are there - well, I’m not sure if I understand one thing. There are a number of other companies in metal injection molding or plastic injection molding.  I assume that you're 3D capability - they don't have 3D capability at this point in time, right?

Drew Kelley:  Absolutely, and in fact many MIM providers don’t even provide plastic.  It's that one stop shop opportunity that we believe as you look at the manufacturing ecosystem and you realize that many customers, many large customers are dealing logistically with a significant number of vendors. The more opportunities we can provide to service them, the easier it is for them for a known quantity and many cases because we've been producing parts for them for a number of years. And for that reason, we again, believe that it provides an opportunity to capture a greater percentage of their wallet while increasingly being sticky if you will. We think it's a win/win proposition.

(Ralph Wale):  One last thing and someone else.  There's been a lot about parts going on airplanes, on spacecraft on autos that are made by 3D printing.  Is this an area that you're trying to get involved in?

Drew Kelley:  I correct you.  Not trying to, we are involved. Unfortunately, and fortunately, the good news, bad news of all of this is that I wish I could tell you the customers and I wish I could tell you some of the opportunities that we're producing, but the confidential nature restricts that. I can only say that, again, it is a very large focus of ours. We've had some initial success. We're developing, expanding relationships and we do feel that we are in a tier of providers that is very limited given the fact if you can produce with specificity or at the technical level that we can.

So we're not trying to be everything to everyone, but in the medical space and in the aerospace as well as some defense opportunities, we do think that our holistic approach is very well-received by these customers and can address this market in the future.

Operator:  Next we'll go to (Paul), private investor.

Drew Kelley:  (Paul) good afternoon.

(Paul):  Yes, hi good afternoon. Thanks for taking the call.   Question. Can we assume that most if not all of our goodwill is written off at this point?

Drew Kelley:  Well again, we took a very hard look at the goodwill at the end of the last fiscal year, 6-30, and at that point we made decisions to write off a material portion of certain of that goodwill. There still is goodwill out there but on a quarterly basis we evaluate, and we believe that currently the amounts that we've written off are sufficient to this point. So I'm not going to make statements about the future but it is something we evaluate relatively consistently and are required to do so. As such, we feel the current position best reflects the ongoing values.

(Paul):  Okay, all right, great. Thanks.  Oh, one other thing.  Given the company's new focus on MIM and 3D, something very specialized and something obviously you guys do very well. How does the stamping division which I've seen was broken off into a separate entity, how does that fit into the company's new direction and focus?

Drew Kelley:  A fair question. We did, as you mention, break off our business segment into stamping as we do view that as a core holding, it has a unique fundamental different customer base and for that, we felt it was most appropriate to allow investors to see the specific financials of that entity. At the end of the day, that was an entity that we believe continues to service -- again somewhat repeating myself -- our ARC holistic solution. There are many customers that are MIM and 3D customers or have interest in that segment who have stamping either existing business or the potential therefor.  For that reason, while we continue to evaluate all aspects of our business, we think that there is an opportunity to expand our customer database into servicing our existing customers better by offering our stamping opportunities.

So we're very excited about that business in particular even on a standalone basis.  As Brian mentioned, several platforms are at the cusp of launch and given the more longer-term nature of these opportunities and the platforms that they service in the auto industry, we're very encouraged by not only the next quarter, but the next several quarters given that current database of sales opportunities.

(Paul):  Okay, all right, well good. Thanks.  One other thing, could anymore light be shed upon the intentions of that offering, the rights offering? What that money is going to be basically used for?  I see every quarter as everyone else does, I'm sure, that 11% note sitting right in front of us.

Drew Kelley:  Well (Paul) it's a fair question. Given the period that we're in, I'm going to refrain from making too many general comments beyond what's in this specific document, other than we are obviously evaluating the use of those funds and for that we're looking at opportunities to use beyond just simply general corporate purposes but ways to improve operations, strategic opportunities and of course looking at the balance sheet. So we're very cognizant of such opportunities that you have described.  It's a wait and see approach, but at the same time, our job is to drive profitability and drive cashflow, and for that we'll certainly do our best to make sure that the proceeds are used accordingly to achieve those goals.

(Paul):  All right well thanks.  I'm sure you can understand our concern and given the past track record of what was going on, so I appreciate your clarity on that Drew. Appreciate it. Thank you.

Drew Kelley:  Thanks (Paul). Have a good evening.

(Paul):  You too.

Operator:  It appears we have no further phone questions at this time.

Drew Kelley:  Thank you everyone. We appreciate your time and we look forward to speaking with you in the future.

Operator:  And this concludes today's conference call. Thank you all for your participation. You may now disconnect.